Exhibit 99.1

CONTACT:

Kelly Sargent, Investor Relations

(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THE APPOINTMENT OF MICHELLE GOOLSBY

AS INDEPENDENT MEMBER OF ITS BOARD OF DIRECTORS

DALLAS – June 20, 2012 – The Board of Directors of Capstead Mortgage Corporation (NYSE: CMO) announced today that they have appointed Michelle Goolsby to serve as an independent member of the Board of Directors of Capstead Mortgage Corporation. With the appointment of Ms. Goolsby, the Board of Directors will consist of eight members, seven of whom will be independent.

Remarked Andrew F. Jacobs, President and Chief Executive Officer, “I am pleased that Michelle has accepted the invitation to join our Board. She brings a diverse background of leadership skills including significant executive and board level experience that will complement the Board’s background and serve our Company well over the long term. Michelle currently is a partner and investment committee member for Greenmont Capital Partners, a private equity firm, and previously served as an executive vice president of Dean Foods Company from 1998 to 2008 where she led several functions, most recently corporate development, sustainability and corporate affairs, after having served as general counsel. Previous to her tenure at Dean Foods Company, she provided legal representation for public and private real estate clients in security offerings, mergers, acquisitions, financings and divestitures.”

About Capstead

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead earns income from investing in a leveraged portfolio of residential mortgage pass-through securities consisting of adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.

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